Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our reports dated May 3, 2004 (except Note 17, as to which the date is September 20, 2004), with respect to the consolidated financial statements and schedules of Educate, Inc. and the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-115496) and related Prospectus of Educate, Inc. dated September 21, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 20, 2004